SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”), presented this __ day of July 2016, is between Quest Solution, Inc., a Delaware corporation (“Company”), and Scot Ross, an individual (“Ross”), together referred to herein as the “Parties.”

RECITALS

WHEREAS, Ross has been employed as the Company’s Chief Financial Officer (“CFO”) pursuant to an Employment Agreement with the Company entered into as of November 20, 2014, which agreement was amended on April 27, 2015 and again on May 2, 2016, such amendment changing Ross’s position from CFO to Vice-President of Finance (collectively, the “Employment Agreement”) (the “Employment Agreement”);

WHEREAS, Ross’s employment with the Company will end on July 31, 2016 (“Effective Date”); and

WHEREAS, the Parties wish to negotiate terms of Ross’s separation from employment under terms different from those contained in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Termination. Subject to the terms hereof:

(a) Effective as of the Effective Date, Ross will resign from his position as Vice-President of Finance and from any other managerial positions Ross may have with the Company and all of its subsidiaries or affiliates. Ross shall deliver a Notice of Resignation as of the Effective Date in the form of Exhibit A hereto.

(b) Ross has been paid his current base pay and benefits through the Effective Date. Except as expressly provided in this Agreement, following the Effective Date neither the Company nor any of its subsidiaries or affiliates (including any of their predecessors, successors and assigns) shall have any further obligation to Ross in connection with Ross’s employment with the Company, including but not limited to severance, compensation, bonuses, health insurance, life insurance, disability insurance, paid time off (“PTO”), and any similar obligations. However, Ross retains an ownership interest in the Company in both common shares and restricted common shares, as well as a Promissory Note for $102,000, a payment plan for $59,500 for stock redemption, and a pending assignment of his Life Insurance policy (“Other Obligations”). Except as set forth in Section 2(c) (Option Termination) and 2(d) (Restricted Shares) below, the Other Obligations are not covered by this Agreement.

(c) Expense Reimbursement. The Company agrees to reimburse Ross within thirty (30) days of his submission in writing (such submission to be no later than the thirtieth day following his execution of the Agreement) to Company for any reasonable amounts owed for reasonable business related expenses that were incurred by Ross in accordance with the Company’s reimbursement policy prior to the Effective Date.

(d) Except as expressly provided herein, following the Effective Date, Ross shall not be entitled to any rights relating to or arising from the Company or any of its subsidiaries, including any other payments or amounts from Company.

2. Consideration.

(a) Severance Payment. Notwithstanding any provisions in the Employment Agreement to the contrary, the Company shall pay Ross a severance amount equal to $165,000.00 (“Severance Payment”), representing eleven months of his salary at the rate in effect at the time of his separation. This amount, less any applicable taxes and customary withholding under applicable laws, will be paid out in approximately 22 equal installments of $7,500.00 per payment over eleven months in accordance with the Company’s normal payroll cycles commencing on the first Company payday following the Effective Date, or eight days after Ross executes the Agreement, whichever is later.

(i) If any of the following events shall occur, the full balance will become immediately due and payable: (1) any installment of the Severance Payment is not made when due, or (2) a material default by the Company of any of its other obligations under this Agreement. In each of these cases, after receiving written notice from Ross of either of these events, the Company shall have five (5) days to cure any such default without penalty, and if cured, then this Agreement shall not be deemed to be in default. If the Company does not cure the default within five (5) days after receiving notice from Ross, then Ross shall retain any payments made under this Agreement as liquidated damages. Ross shall then have the right to pursue any and all remedies available to enforce the full payment of the Agreement. The Company further acknowledges and agrees it will be liable for payment in full of any remaining balance of the Severance Payment.

(b) Benefits and Other Matters.

(i) Ross shall cease to participate in all Company benefit plans as of July 31, 2016. Upon Ross’s execution of this Agreement without revocation, the Company shall pay to Ross the amount of $349 per month, representing the current applicable COBRA premium for individual coverage for Ross, until the earlier of eighteen (18) months following the Effective Date or the date Ross first becomes eligible for coverage under a subsequent employer health plan, whether he enrolls in such coverage or not. Such payment shall be processed in accordance with Company’s normal payroll cycle and paid along with the Severance Payment set forth in Section 2(a) above. Ross will pay for that portion of the COBRA premium over and above the cost of individual coverage for his covered dependents, if any are enrolled. Both shall be processed with the 22 severance payments in the payroll cycle.

(ii) The Company shall continue to maintain and pay the premiums on a $2 million life insurance policy covering Ross issued by Pacific Life Insurance Company (Policy No. **********) (or a replacement policy with similar coverage limits) (the “Policy”) until such time as the Company may transfer to Ross the Policy and associated collateral with the Policy in accordance with the Policy terms which is anticipated to be within 30 days after the execution of this Agreement. In the event Ross dies with any amounts owed to Ross by the Company under this Agreement remaining, life insurance benefits under the Policy will be used first to pay Ross’s estate in the amount of outstanding debt and other obligations owed Ross and then the remaining balance to Ross’ estate.

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(c) Termination of Service Based/Performance Options. Ross and Company agree that, notwithstanding anything contained in the Company’s 2014 Inducement Award Plan and associated Stock Option Agreement to the contrary, any and all non-statutory stock options granted, vested and/or exercisable by Ross pursuant to that certain Notice of Grant of Stock Option, dated as of November 21, 2014 with respect to 1,200,000 shares of Common Stock (“Time-Based Options”) and pursuant to that certain Notice of Grant of Stock Option, dated as of November 21, 2014 with respect to 2,200,000 shares of Common Stock (“Performance Based Options”) are hereby terminated, cancelled and forfeited and that Ross forgoes any right to exercise any vested Time-Based Options or Performance Based Options as of the Effective Date.

(d) Conversion of Restricted Shares. In addition to his Time Based Options and Performance Based Options, the Company has also issued Ross 42,500 restricted shares of Company Common Stock (the “Restricted Shares”). With respect to the Restricted Shares, the Parties agree that the Restricted Shares shall be cancelled, terminated and converted into 100,000 shares of the Company’s Series C Preferred Stock.

(e) Consideration in Lieu of Separation Benefit in Employment Agreement. All Consideration received under this Agreement is in lieu of and not in addition to the Separation Benefits described in Section 5 of the Employment Agreement, and Ross hereby waives any rights he may hold to receive other payments pursuant to the Employment Agreement. This Agreement supersedes and replaces the obligations of the Company under Section 5 of the Employment Agreement. Ross acknowledges that the consideration set forth in this Agreement, including the Company’s release of claims against Ross, is over and above any payment or benefits to which he is legally entitled absent this Agreement, and Ross is entitled to no other payments or benefits except as specifically set forth in this Agreement.

3. Form of Payments; Tax Treatment.

(a) Form of Payments. All payments due under this Agreement shall be made by direct deposit or by check delivered to Ross in good and available funds, the form of such payment to be directed by Ross. Ross shall be responsible for providing Company accurate banking information and/or address for payments.

(b) Tax Treatment. The Company shall cause Ross to be furnished with any information relating to Company necessary to enable Ross to prepare his federal and state income tax returns as soon as such information is available to Company. Ross acknowledges that he may be required to obtain extensions of the date by which his federal and state income tax returns must be filed. The intent of the parties is that payments and benefits under this Agreement are intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). In no event may Ross, directly or indirectly, designate the calendar year of any payment under this Agreement.

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4. Mutual General Releases and Covenants Not to Sue:

(a) Releases by Ross. In return for the releases of claims given by Company herein, and other good and valuable consideration, the sufficiency of which Ross hereby acknowledges, Ross agrees and covenants that:

(i) On behalf of himself, his attorneys, heirs, executors, administrators and assigns, Ross hereby generally releases and forever discharges Company and its respective predecessors, successors, assigns, subsidiaries and affiliates and their past and present equity owners, directors, officers, employees, agents, representatives and attorneys (together the “Company Releasees”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, known or unknown of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date Ross executes this Agreement (including, but not limited to, any claim against the Company Releasees based on, relating to or arising under breach of fiduciary duty, wrongful discharge, breach of contract (whether oral or written), tort, fraud, defamation, negligence, promissory estoppel, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, Fair Labor Standards Act, Family and Medical Leave Act, or any other federal, state or local laws or common law including, but not limited to, matters arising out of or relating to Ross’s ownership in and/or employment by Company, or retirement from Company as a member, officer, director or otherwise; provided, however, that such general release is not intended to and shall not (i) limit or release Ross’s rights under this Agreement, (ii) release Company from any of its existing and ongoing obligations to Ross under this Agreement, (iii) limit or release any indemnification rights of Ross as a former equity owner, officer, employee or agent of Company as required by the Company (and for avoidance of doubt, Ross shall not have any rights to indemnification, if any, thereunder with respect to any claim arising out of any breach of this Agreement by Ross), (iv) limit or release any rights under any E&O or D&O insurance policies of Company to the extent applicable to Ross, (v) release the Company from liability for violations of this Agreement after the Effective Date or (vi) release any claims arising directly or indirectly out of any violations of any federal or state securities or tax laws. Additionally, this general release of claims excludes, and Ross does not waive, any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency or claims under state workers’ compensation or unemployment laws.

(ii) Ross hereby covenants forever not to assert, file, prosecute, maintain, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Company Releasees in connection with any matter released in section 7(a), and represents and warrants to Company that no other person has initiated or, to the extent within his control, will initiate any such proceeding on his behalf.

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(iii) Ross covenants that Ross is not aware of, or has disclosed to Company management in writing, any matters for which he is responsible or which came to his attention as an employee of the Company, including but not limited to any information relating to any investigation of Company of which Ross is aware; any information Ross has relating to possible unlawful activity, retaliatory actions by Company or the Company Releasees, violations or possible violations of any federal or state laws, or potential or pending whistleblower claims or actions; any information known to Ross relating to violations or possible violations of Company’s corporate compliance plan; and any information that could benefit Company in ensuring Company’s compliance with applicable laws, rules, or regulations; and Ross further covenants that there is no such information known to Ross that Ross has not yet brought to the attention of Company’s management in writing.

(b) Releases by Company.

(i) As further consideration to Ross in addition to that provided for in Section 2, the Company, on behalf of itself, and its attorneys, administrators, assigns, debtors, and successors (together the “Company Releasors”), hereby generally release and forever discharge Ross from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, known or unknown of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the Effective Date against Ross and including, but not limited to, such matters arising out of or relating to Ross’s ownership in Company and/or employment by Company, or Ross’s termination as an officer or director; provided, however, that such general release is not intended to and shall not (i) limit or release Company’s rights under this Agreement, (ii) release Ross from any of Ross’s existing and ongoing obligations to any of the Company Releasors under this Agreement, or (iii) release Ross with respect to violations of any federal or state laws.

(ii) Company on behalf of itself and the Company Releasors, hereby covenants forever not to assert, file, prosecute, maintain, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of Ross in connection with any matter released in this section 4(b), and represent and warrant to Ross that no other person has initiated or, to the extent within its control, will initiate any such proceeding on its behalf.

(c) It is the intention of the parties in executing this Agreement that this Agreement shall be effective as a full and final accord and satisfaction and mutual release of and from all liabilities, disputes, claims and matters covered under this Agreement, known or unknown, suspected or unsuspected between Ross and Company Releasors, subject to the provisos set forth above in subsections 4(a) and (b) as applicable. In connection with such waiver and relinquishment, Ross and Company acknowledge that he or it may hereafter discover claims or facts in addition to or different from those which he or it now knows or believes to exist with respect to Ross or Company Releasors or the subject matter of this Agreement, but that it is his and its intention to hereby fully, finally and forever to settle and release all of the matters, disputes and differences, known and unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed, between Ross and Company, subject to the provisos set forth above in subsections 4(a) and (b) as applicable. In furtherance of this intention, the release contained herein shall be and remain in effect as a full and complete general release as to the claims of both Ross and Company Releasors, subject to the provisos set forth above in subsections 4(a) and (b) as applicable, notwithstanding the discovery or existence of any such additional or different claims or facts.

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(d) Ross understands that this Agreement has to meet certain requirements to validly release any claims Ross might have had under the Age Discrimination in Employment Act (“ADEA”), and Ross represents and warrants that all such requirements have been satisfied. Ross understands and acknowledges that he has been offered a period of up to twenty-one days after receipt of this Agreement to decide whether to sign this Agreement, and that he took advantage of as much of this period as he wished to consider this Agreement before executing it. Ross acknowledges and agrees that the Company has advised him to consult with his attorney prior to executing this Agreement, and that he has done so to the extent he deems appropriate. Ross acknowledges that this Agreement is in writing and is understandable and that he has carefully read this Agreement, he fully understands it, and he enters into this Agreement knowingly and voluntarily (free from fraud, duress, coercion, or mistake of fact). Ross agrees that he is receiving valuable consideration in exchange for execution of this Agreement that he would not otherwise be entitled to receive. Ross further understands and acknowledges that he has the right to revoke this Agreement. Should Ross elect to revoke the Agreement his notice of revocation must be delivered in writing by e-mail, fax, hand delivery, overnight delivery, or U.S. Mail, to Thomas Miller, Chairman and President, Quest Solution, Inc., at 860 Conger Street, Eugene, OR 97402, tmiller@questsolution.com (541) 284-5169, within seven days following the day he executes this Agreement. Should Ross not exercise his right to revoke the Agreement within seven days of the date of execution, the Agreement shall be held in full force and effect, and each party shall be obligated to comply with its requirements. Should Ross exercise his right to revoke the Agreement within seven days of the date of execution in compliance with the above requirements, the Agreement shall be null and void in all aspects.

5. Mutual Non-Disparagement. Ross and the Company, through its Board of Directors, officers or senior management employees who have knowledge of the terms of this Agreement, shall not, directly or indirectly, make or cause to be made any disparaging, denigrating, derogatory or other negative, misleading or false statement orally or in writing to any person or entity about Ross or the Company, respectively. The provisions of this section shall not restrict either Ross or the Company from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state, or local laws or regulations, or from making accurate statements that are required by law in good faith in a court of law or arbitration proceeding or other legal dispute resolution forum or pursuant to a court or regulatory proceeding or order.

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6. Confidentiality.

(a) Without the express written consent of the Company, Ross shall not disclose to any other business entity proprietary or confidential information concerning the Company, its subsidiaries, affiliates or any of its or their officers. Ross shall not disclose any of the Company’s or the Company’s subsidiaries’ or affiliates’ trade secrets or inventions of which Ross has gained knowledge during his employment with the Company. This paragraph shall not apply to any such information that: (1) Ross is required to disclose by law; (2) has been otherwise disseminated, disclosed, or made available to the public; or (3) was obtained after the Effective Date and from some source other than the Company, which source was under no obligation of confidentiality.

(b) Both the Company and Ross shall not disclose, disseminate or publicize and shall keep strictly confidential the terms of this Agreement, and the negotiations leading to this Agreement, except (i) to the respective party’s legal, accounting or financial advisors, and (ii) with respect to each of Company and Ross, for valid business purposes as may be reasonably necessary. Notwithstanding the foregoing provisions in this Section 6(b), each party to this Agreement shall have the right to disclose the terms of this Agreement if such disclosure is required to be made by law, judicial or governmental process or order, regulatory examination, administrative proceeding, discovery request or similar process, provided that, it is understood and agreed that notice of receipt by a party of any such order or request shall promptly be communicated in writing to all other parties.

(c) Notwithstanding the confidentiality restrictions set forth herein the Company is permitted, if legally required to do so, to provide a public statement in substantially the following form: “Scot Ross has resigned from the Company to pursue other business and/or personal interests.”

7. Duty to Cooperate/Consult. Upon the receipt of reasonable notice from the Company (including from the Company’s outside counsel), Ross agrees that after the Effective Date, he will provide assistance and cooperation to the Company in the operation of Company’s business in regards to financial statements, contracts, public filings, and the like, as may be reasonably requested from time to time, for a period of five months following the Effective Date. By way of example, assistance and cooperation may include (a) being available for brief telephone conferences with outside counsel and/or Company personnel, (b) reviewing documents or other data, (c) providing information about past practices, agreements, and the like, not to exceed 8 hours per month. While Ross agrees to provide this assistance without charge, Ross agrees to work on identifiable projects assigned by the Company for compensation of $750 plus reasonable expenses for four hours or less of services, or $1,500 plus reasonable expenses for services exceeding four hours in a calendar day. To receive fees for such services, Ross must receive written authorization from the Company to perform the services, invoice the Company within fifteen days after the end of each calendar month, and provide documentation satisfactory to the Company.

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8. Injunctive Relief. Ross agrees that upon a breach of any obligation in Sections 5-7, the Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and Ross hereby consents to the issuance of such injunction and to the ordering of specific performance, without the requirement of the Company to post any bond or other security. The Company agrees that upon a breach of any obligation in Sections 5-7, Ross shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and Company hereby consents to the issuance of such injunction and to the ordering of specific performance, without the requirement of the Ross to post any bond or other security.

9. Cooperation, Office and Return of Company Property.

(a) In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver such additional documents and instruments reasonably requested by any other party that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(b) Except as specifically provided herein, following the Effective Date, Ross shall not use or have access to Company’s offices, equipment, files or other property; provided, however, Ross shall have a period of 14 days from the date of this Agreement to remove his personal property from his office at the Company and to return to the Company all equipment, supplies and other property of Company.

(c) Ross agrees to provide assistance and cooperation in the operation of Company’s business, including but not limited to lawsuits, arbitration proceedings, governmental hearings, investigations or proceedings (collectively, “Legal Proceedings”) in which the Company or any of its subsidiaries or affiliates are a party or otherwise involved and in which Ross is knowledgeable, as may be reasonably requested from time to time. In the event such assistance is required by the Company, Ross shall be reimbursed for reasonable expenses incurred in connection with such assistance and cooperation.

10. Expenses and Taxes. Each party to this Agreement shall bear its respective expenses, including legal fees and taxes, which arise as a result of the transactions contemplated herein.

11. Representations of Parties.

(a) Ross represents and warrants that (i) he has full power and authority to execute, deliver and perform the obligations under this Agreement and, when executed and delivered, this Agreement shall constitute the valid and binding legal obligation of Ross enforceable in accordance with the terms hereof; and (ii) the execution and delivery of this Agreement, and the performance of Ross’s obligations hereunder, will not constitute a breach, violation of, default or cause acceleration of performance under any contract, lease, bond, mortgage, indenture or other agreement to which Ross is a party or by which Ross or Ross’ assets are bound.

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(b) The Company represents and warrants that this Agreement has been duly authorized by all requisite corporate action of the Company and, when executed and delivered, this Agreement shall constitute the valid and binding obligation of Company enforceable in accordance with its terms. The Company further represents that it has disclosed to Ross all current plans to recapitalize, refinance, take private, sell, merge, or otherwise liquidate the Company that would influence Ross to enter into this Agreement.

12. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered and received when delivered personally, upon transmission via electronic mail with electronic delivery receipt, or one (1) business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five (5) business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid, in each case, to the other parties at their respective address set forth below:

If to Scott Ross, as follows:

**********

**********

**********

If to Quest Solution, Inc., as follows:

Attn: Thomas Miller, Chairman and President

860 Conger Street

Eugene, OR 97402

tmiller@questsolution.com

Any party may change such party’s address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12, provided that any such change of address notice shall not be effective unless and until received.

13. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements or understandings of the parties relating thereto (including, without limitation, the Employment Agreement) and shall not be modified or amended in any fashion except by instrument in writing signed by the party charged with such modification or amendment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and assigns; provided that, (a) Ross shall not assign his rights or obligations under this Agreement without the prior written consent of the Company (provided that an assignment in accordance with the laws of descent and distribution due to the death of such party shall not be prohibited), and (b) Company may assign its respective rights and obligations under this Agreement, provided that any such assignment shall not release Company of its obligations hereunder without the prior written consent of Ross. This Agreement may be executed in any number of counterparts (which counterpart signature page may be an original or a facsimile, pdf or other copy of such original), each of which shall be deemed an original but all of which together shall constitute a single instrument. In the event any party hereto is in breach or default of its obligations under this Agreement, each other party that has a claim with respect thereto shall have the right to pursue such remedies under this Agreement or otherwise available at law or in equity, which remedies shall be cumulative and non-exclusive, provided that, each party shall have a period of five (5) business days for a payment default and thirty (30) days for all other breaches or defaults following the date of delivery of written notice of such breach or default in which to cure such breach or default (but only to the extent such breach or default is capable of being cured).

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14. Choice of Law; Arbitration; Consent to Service of Process.

(a) This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the relationship of the parties hereto (individually, a “Claim,” and, collectively, “Claims”) will be governed by and in strict accordance with the substantive laws of the State of Nevada without giving effect to principles of conflicts of laws.

(b) Any Claim shall be resolved by a binding arbitration, to be held in Orange County, California pursuant to the Federal Arbitration Act and in accordance with the then-prevailing Employment Arbitration Rules of the American Arbitration Association (the “AAA”). In accordance with the AAA Rules, the parties shall select one arbitrator who shall be qualified and have experience with respect to the matters subject to such Claim. Each party shall bear its own expenses incurred in connection with arbitration. The arbitrator shall determine the party or parties responsible for the payment of the fees and expenses of the arbitrator based upon the relative merits of the respective arguments made by the parties with respect to the Claim(s). The arbitrator shall render its final award within 60 days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator, subject to the parties’ consent to the arbitrator’s request for an extension of time to issue the award. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the applicable Claim. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrators in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration, including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may (and shall only) be brought in any federal or state court of competent jurisdiction located in Orange County, California and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Orange County, California over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 14.

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(d) Notwithstanding anything to the contrary contained in this Agreement, any party may apply to a court of proper jurisdiction in accordance with paragraph (b) above for the specific performance of the terms of this Agreement. If legal action is instituted to specifically enforce the performance of this Agreement, or any part hereof, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to actual costs and expenses incurred in connection with such action.

15. Drafting. The parties acknowledge and agree that this Agreement was the subject of negotiation and that no provision hereof shall be construed against one party by reason of the rule of construction that a document should be more strictly construed against the party that drafted or prepared such document or whose agent drafted or prepared such document. In addition, each party acknowledges that it has been advised and has had the opportunity to seek the advice of independent legal counsel. Further, each party acknowledges that it has been advised that this Agreement may have tax consequences and that it should seek and has had the opportunity to seek the advice of an independent tax adviser.

16. Enforceability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to a particular circumstance, it shall nevertheless remain in full force and effect in all other circumstances.

17. Attorneys’ Fees. In the event a dispute arises because either party fails to perform its/his obligations in accordance with the terms of this Agreement, the prevailing party in such dispute shall be entitled to recover, in addition to any other remedy to which such party may be entitled to recover, all of its costs and attorney’s fees incurred in connection with the dispute irrespective of whether or not a lawsuit is actually commenced or prosecuted to conclusion.

18. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if Ross is a “specified employee” on the date of Ross’s “separation from service” (each term as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), as determined by Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Ross) until the date that is at least six (6) months following Ross’s separation from service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon Company will pay Ross a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Ross under this Agreement during the period in which such payments or benefits were deferred.

(b) With respect to the provisions of this Agreement which provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code, this Agreement is intended to comply with the provisions of Section 409A of the Code and the Regulations thereunder and shall be so interpreted, construed and administered.

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(c) In the event that following the date hereof the Company and Ross reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, Company and Ross shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate, to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

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AGREED AND ACCEPTED:

QUEST SOLUTION, INC.

/s/ Scot Ross		Tom Miller
Scot Ross
Date: 7-31-16	By:	/s/ Tom Miller

	Its:	President

	Date:	July 31, 2016

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Exhibit A

Draft Notice of Resignation

To: Tom Miller

From: Scot Ross

Date: July 31, 2016

In accordance with the terms and conditions of the Separation Agreement executed on July 31, 2016, I hereby resign my employment with Quest Solution, Inc.

The Effective Date is July 31, 2016.

Company:

Quest Solution, Inc.

By:	/s/ Scot Ross
Name:	Scot Ross
Its:	VP Finance

ACCEPTED:

This 31st day of July, 2016:

For the Company:

/s/ Tom Miller
Tom Miller, President and Chairman